Exhibit 10.13

EMPLOYEE SERVICES AGREEMENT

This EMPLOYEE SERVICES AGREEMENT (this “Agreement”), effective as of, January 1, 2010, is by and between Florida East Coast Railway, L.L.C., a Florida limited liability company (“FECR”), and RailAmerica, Inc., a Delaware corporation (“RailAmerica”).

RECITALS

WHEREAS, each of FECR and RailAmerica are indirectly owned by certain private equity funds managed by affiliates of Fortress Investment Group LLC;

WHEREAS, RailAmerica Operations Support Group, Inc. (together with RailAmerica, “RA”) is an indirect subsidiary of RailAmerica;

WHEREAS, FECR employs certain employees that provide management and related services for FECR;

WHEREAS, RA employs certain employees that provide management and related services for RA;

WHEREAS, the parties hereto desire to set forth the terms and conditions upon which FECR provide to RA and its subsidiaries, and RA provide to FECR and its subsidiaries, services to support their respective operations in a more cost-effective and efficient manner

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. FECR Services; Compensation for Services; Employee Matters.

1.1 Services. FECR shall provide to RA and its subsidiaries management, professional, legal, accounting, finance, administrative, technical, purchasing, human resources and other related services to the extent reasonably available and as reasonably requested by RA (collectively, the “FECR Services”). The FECR Services shall be performed by the employees set forth on Exhibit A hereto, as such Exhibit may be amended by written mutual agreement of the parties hereto in accordance with the terms hereof (each employee, a “FECR Employee”). RA and FECR agree to review on a quarterly basis Exhibit A hereto to ensure that such Exhibit reflects all employees of FECR required to perform the management and related services for the current business needs of RA for the FECR Services. RA shall have no obligation to procure FECR Services hereunder, such procurement being in RA’s sole discretion.

1.2 Fee. RA shall pay to FECR a fee (the “FECR Fee”) within forty-five (45) days after each quarter ended March 31, June 30, September 30 and December 31 during the term of this Agreement, for the FECR Services equal to the aggregate amount calculated on the basis of (x) the good faith determination of management of FECR of the percentage of the working time of each FECR Employee spent providing the FECR Services during such period multiplied by (y) the sum of such FECR Employee’s compensation (including salary and bonus)

plus benefits for such period plus the rental expense incurred by FECR that is attributable to such FECR Employee during such period (collectively, the “FECR Cost”) plus 10% of the FECR Cost. A good faith estimate by FECR’s management of the FECR Cost by FECR Employee for the period ending March 31, 2010 is set forth on Exhibit A hereto. The FECR Fee shall be paid quarterly in arrears within ten (10) business days following the receipt by RA of an invoice for the FECR Services for such quarter. FECR and RA intend the FECR Fee to be consistent with arms-length arrangements. On a quarterly basis, (i) FECR shall review and update its assumptions and estimates in connection with the calculation of the FECR Fee, and (ii) RA shall review and update its needs for FECR Services on an on-going basis, and the parties shall adjust the FECR Services and the FECR Fee for the following quarter in accordance with the same and the terms of this Agreement.

1.3 No Capital Expenditures. Notwithstanding anything herein to the contrary, FECR shall not be required to incur any capital expenses that are not otherwise provided for in the FECR Fee in connection with the provision of the FECR Services to RA.

1.4 Employee Matters; Supervision and Control. For the avoidance of doubt, all FECR Employees providing FECR Services at all times shall be and remain employees of FECR. FECR shall be responsible for all wages and benefits associated with such employees.

1.5 Limitation of Liability.

(a) Warranties. It is acknowledged by RA that FECR is not in the primary business of providing the FECR Services, and, accordingly, FECR does not warrant the provision of any FECR Service hereunder. In the event of an error or omission in the provision of any of the FECR Services that shall be established to be primarily caused by FECR’s performance hereunder, FECR shall not charge RA for such FECR Services or shall credit RA for any previously invoiced charges in connection with such FECR Services, in each case, to the extent of any Losses (as defined herein) incurred by RA as a result thereof. FECR shall undertake to perform FECR Services hereunder for RA substantially in the same manner as if it were performing such FECR Services for FECR, unless otherwise agreed.

(b) Damages. Except as otherwise provided in this Section 1.5, FECR shall have no liability under this Agreement for damages or loss of any type suffered by RA or any third party as a result of the provision of the FECR Services hereunder unless the same shall arise as a result of gross negligence, bad faith, or willful misconduct on the part of FECR, and, in any event, FECR shall not be responsible for special, general, consequential, incidental, indirect or exemplary damages that RA or any third party may incur or experience on account of entering into or relying on this Agreement, including, but not limited to, loss of profits or revenue, loss of use of equipment, cost of capital, cost of substitute goods, facilities, services or replacement power or downtime costs for such damages.

(c) Indemnification. RA agrees to and does hereby indemnify and hold FECR and its affiliates and their respective directors, officers, employees and agents (the “FECR Indemnified Parties”) harmless from and against any and all charges, complaints, decrees, claims and/or any liability, damages, penalties, judgments, assessments, dues, liens, fines, losses, amounts paid in settlement, and other costs and expenses (including reasonable attorneys’ fees, and expenses and costs of investigation) (collectively, “Losses”) to which the FECR Indemnified Parties become subject or which the FECR Indemnified Parties incur or sustain arising out of or attributable, directly or indirectly, to the performance or nonperformance of any of the FECR Services, except for and to the extent of any out of pocket Losses arising from claims by third parties attributable to any of the FECR Indemnified Parties’ gross negligence or willful misconduct. Notwithstanding the terms of this Section 1.5(c), in no event shall RA be responsible for special, general, consequential, incidental, indirect or exemplary damages that any FECR Indemnified Party or any third party may incur or experience on account of entering into or relying on this Agreement, including, but not limited to, loss of profits or revenue, loss of use of equipment, cost of capital, cost of substitute goods, facilities, services or replacement power or downtime costs for such damages. FECR shall indemnify and hold RA and its affiliates and their respective directors, officers, employees and agents harmless from and against any out of pocket Losses incurred by any of them resulting from the gross negligence, bad faith, or willful misconduct of any of the FECR Indemnified Parties in connection with the provision of the FECR Services.

Section 2. RA Services; Compensation for Services; Employee Matters.

2.1 Services. RA shall provide to FECR and its subsidiaries management, professional, legal, accounting, finance, administrative, technical, purchasing, human resources and other related services to the extent reasonably available and as reasonably requested by FECR (collectively, the “RA Services”). The RA Services shall be performed by the employees set forth on Exhibit B attached hereto, as such Exhibit may be amended by written mutual agreement of the parties hereto in accordance with the terms hereof (each employee, a “RA Employee”). RA and FECR agree to review on a quarterly basis Exhibit B hereto to ensure that such Exhibit reflects all employees of RA required to perform the management and related services for the current business needs of FECR for the RA Services. FECR shall have no obligation to procure RA Services hereunder, such procurement being in FECR’s sole discretion.

2.2 Fee. FECR shall pay to RA a fee (the “RA Fee”) within forty-five (45) days after each quarter ended March 31, June 30, September 30 and December 31 during the term of this Agreement, for the RA Services equal to the aggregate amount calculated on the basis of (x) the good faith determination of management of RA of the percentage of the working time of each RA Employee spent providing the RA Services during such period multiplied by (y) the sum of such RA Employee’s compensation (including salary and bonus) plus benefits for such period plus the rental expense incurred by RA that is attributable to such RA Employee during such period (collectively, the “RA Cost”) plus 10% of the RA Cost. A good faith estimate by RA’s management of the RA Cost by RA Employee for the period ending March 31, 2010 is set forth on Exhibit B hereto. The RA Fee shall be paid quarterly in arrears within ten (10) business days following the receipt by FECR of an invoice for the RA Services for such quarter. FECR and RA intend the RA Fee to be consistent with arms-length arrangements. On a quarterly basis, (i) RA shall review and update its assumptions and estimates in connection with the calculation of the FECR Fee, and (ii) FECR shall review and update its needs for RA Services on an on-going basis, and the parties shall adjust the FECR Services and the FECR Fee for the following quarter in accordance with the same and the terms of this Agreement.

2.3 No Capital Expenditures. Notwithstanding anything herein to the contrary, RA shall not be required to incur any capital expenses that are not otherwise provided for in the fee in connection with the provision of the RA Services to FECR.

2.4 Employee Matters; Supervision and Control. For the avoidance of doubt, all RA Employees providing RA Services shall be and remain at all times employees of RA. RA shall be responsible for all wages and benefits associated with such employees.

2.5 Limitation of Liabilities.

(a) Warranties. It is acknowledged by FECR that RA is not in the primary business of providing the RA Services, and, accordingly, RA does not warrant the provision of any RA Service hereunder. In the event of an error or omission in the provision of any of the RA Services that shall be established to be primarily caused by RA’s performance hereunder, RA shall not charge FECR for such RA Service or shall credit FECR for any previously invoiced charges in connection with such RA Service, in each case, to the extent of any Losses incurred by FECR as a result thereof. RA shall undertake to perform RA Services hereunder for FECR substantially in the same manner as if it were performing such RA Services for RA, unless otherwise agreed.

(b) Damages. Except as otherwise provided in this Section 2.5, RA shall have no liability under this Agreement for damages or loss of any type suffered by FECR or any third party as a result of the provision of the RA Services hereunder unless the same shall arise as a result of gross negligence, bad faith, or willful misconduct on the part of RA, and, in any event, RA shall not be responsible for special, general, consequential, incidental, indirect or exemplary damages that FECR or any third party may incur or experience on account of entering into or relying on this Agreement, including, but not limited to, loss of profits or revenue, loss of use of equipment, cost of capital, cost of substitute goods, facilities, services or replacement power or downtime costs for such damages.

(c) Indemnification. FECR agrees to and does hereby indemnify and hold RA and its affiliates and their respective directors, officers, employees and agents (the “RA Indemnified Parties”) harmless from and against any and all Losses to which the RA Indemnified Parties become subject or which the RA Indemnified Parties incur or sustain arising out of or attributable, directly or indirectly, to the performance or nonperformance of any of the RA Services, except for and to the extent of any such Losses arising from claims by third parties attributable to any of the RA Indemnified Parties’ gross negligence, bad faith, or willful misconduct. Notwithstanding the terms of this Section 2.5(c), in no event shall FECR be responsible for special, general, consequential, incidental, indirect or exemplary damages that any RA Indemnified Party or any third party may incur or experience on account of entering into or relying on this Agreement, including, but not limited to, loss of profits or revenue, loss of use of equipment, cost of capital, cost of substitute goods, facilities, services or replacement power or downtime costs for such damages. RA shall indemnify and hold FECR and its affiliates and their respective directors, officers, employees and agents harmless from and against any Losses incurred by any of them resulting from the gross negligence or willful misconduct of any of the RA Indemnified Parties in connection with the provision of the RA Services.

Section 3. Term of Agreement.

3.1 Term. The term of this Agreement shall commence on the date hereof and shall continue for a period ending on the earliest to occur of (i) two (2) years after the date hereof, (ii) the combination (by merger or otherwise) of the businesses of RA and FECR or (iii) the termination of this Agreement pursuant to Section 3.2.

3.2 Termination. Each of FECR and RA shall have the right to terminate this Agreement upon material breach of any provision of this Agreement by the other, by providing the other party notice of such breach and a thirty (30) day opportunity to cure the same. The termination will be effective upon the end of such thirty-day cure period provided that the cure has not been effected by the breaching party. This Agreement may also be terminated by mutual written agreement of FECR and RA.

3.3 Effect of Termination. Any termination of this Agreement shall in no way be deemed to effect (i) a release of RA from its obligations to pay FECR all FECR Fees (subject to set-off in accordance with the terms hereof) or (ii) a release of FECR from its obligations to pay RA all RA Fees (subject to set-off in accordance with the terms hereof), in each case, due for the FECR Services and the RA Services, respectively, provided to hereunder prior to the date of such termination.

Section 4. Standard of Care.

4.1 Diligence.

(a) FECR shall not be liable for (i) any action, or inaction taken or omitted to be taken by it pursuant to, and in accordance with, instructions received from RA, or (ii) any inaction by it as a result of any failure of RA to provide instructions, if required, on a timely basis.

(b) RA shall not be liable for (i) any action, or inaction taken or omitted to be taken by it pursuant to, and in accordance with, instructions received from FECR, or (ii) any inaction by it as a result of any failure of FECR to provide instructions, if required, on a timely basis.

4.2 Duties.

(a) RA shall make use of the FECR Services in a commercially reasonable manner, in compliance with applicable laws, and with the same diligence and care as if the FECR Services were being provided to RA’s business by RA.

(b) FECR shall make use of the RA Services in a commercially reasonable manner, in compliance with applicable laws, and with the same diligence and care as if the RA Services were being provided to FECR’s business by FECR.

Section 5. Force Majeure. Neither RA nor FECR shall be considered in default in the performance of its obligations under this Agreement to the extent that its performance of such obligations is prevented or delayed by any cause beyond its control, including but not limited to strikes, labor disputes, civil disturbances, rebellion, invasion, epidemic, hostilities, war, embargo, natural disaster, acts of God, fire, sabotage, terrorism, loss and destruction of property, other events or situations which such party was unable to prevent or overcome despite its exercise of reasonable due diligence.

Section 6. Miscellaneous.

6.1 Assignment. No party hereto may assign this Agreement or any of its respective rights or obligations hereunder without the prior written consent of the other party, except that each party may, without the consent of the other party, assign its rights or obligations hereunder to one or more of its affiliates (provided that no such assignment or delegation shall relieve the assigning party of its respective obligations hereunder). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.2 Set-off.

(a) RA hereby authorizes FECR to set off and apply any and all amounts at any time owing to FECR hereunder against any amount due to RA hereunder.

(b) FECR hereby authorizes RA to set off and apply any and all amounts at any time owing to RA hereunder against any amount due to FECR hereunder.

6.3 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.

6.4 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service:

To FECR:

Florida East Coast Railway, L.L.C.

7411 Fullerton Street, Suite 300

Jacksonville, FL 32256

Attention: General Counsel

Telephone: (904) 538-6342

To RA:

RailAmerica, Inc.

7411 Fullerton Street, Suite 300

Jacksonville, FL 32256

Attention: General Counsel

Telephone: (904) 538-6342

6.5 Governing Law. This Agreement and any dispute arising in connection therewith will be governed by and construed under the law of the State of Florida without regard to conflicts-of-laws principles that would require the application of any other law.

6.6 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between the parties with respect to the provision of FECR Services and RA Services and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter of this Agreement. Any provision of this Agreement may be amended, supplemented, modified or waived only by a written instrument executed by FECR and RA, or in the case of a waiver, by the party waiving compliance. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

6.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

6.8 WAIVER OF RIGHT TO TRIAL BY JURY. FECR AND RA HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

6.9 Independent Operations. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, franchise or joint venture relationship between the parties hereto. Neither party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

6.10 Invalidity. If any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the parties shall use their reasonable efforts, including the amendment of this Agreement, to ensure that this Agreement shall reflect as closely as practicable the intent of the parties hereto on the date hereof.

6.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and made effective as of the date first written above.

FLORIDA EAST COAST RAILWAY, L.L.C.		RAILAMERICA, INC.

By:	/s/ David Rohal	By:	/s/ John Giles
Name:	David Rohal	Name:	John Giles
Title:	President	Title:	Chief Executive Officer

Executed this 28 day of January, 2010	Executed this 28 day of January, 2010

EXHIBIT A

FEC Costs

Name	Position	% RA
Deleo, Don	Market Manager - Intermodal	0%
Shugart, Harry	Market Manager - Carload	50%
Ake, PB	Coordinator Contract Services	85%
Bagley, MO	Director-Real Estate & Industrial Development	85%
Betancourt, J	Asst. to Environmental Director - South	10%
Borchert, MJ	Assistant to Environmental Director	10%
Burton, Heather M.	Staff Accountant II	0%
Charron, Kenneth	Vice President, General Counsel	60%
Cooper, Kim	Assistant Controller	50%
Crawford, Crystal	Manager Human Resources	75%
Etheridge, Janice	Purchasing Assistant	0%
FUTCH, B.	ACCT. PAY-REP	0%
Griffiths, W.G.	VP & Chief Mechanical Officer	80%
Guy, Joe	Junior Rate Specialist	95%
Hanburry, M	Project Manager	80%
Hatfield, BE	Administrative Assistant	67%
Householder, J	Material Manager of Freight Car	20%
Jackson, Linda	Legal	50%
JONES, S.	ADMN, ASST.	50%
Kier, Melissa J.	Staff Accountant III	20%
Koenig, Mark	Manager-Purchased Svcs & Controls	20%
Long, D.F.	Purchasing Manager	20%
Maddux, JL	Director, Marketing Services	80%
MARKHAM, M.	ACCT. CASH, MG	50%
Messer, Jeffrey	Fixed Asset Asst	60%
Mimbs, P. A.	AVP-Business Application Development	75%
MOSLEY, D.	OFFICE MANAGER	50%
MUELLER, F.	EXEC. SECRIT.	80%
NELSON, B.	ACCT. PAY-REP	0%
Pagliei, EJ	Mgr.-Equipment Accounting	65%
PELLETIER, L.	ACCT. PAY, MG	0%
Petroglou, KA	Administrative Assistant	85%
Plank, T.C.	Director Loco & Car	75%
Raulerson (Wise), Page	Intermodal Billing Specialist	100%
Raulerson, L.R.	Supv. of Custodial & bldg Main	75%
RAYNO, T.	ADMIN, ASST.	80%
REESE, D.	ASST. DIR PAY	75%
Reid, R.	Staff Accountant IV	75%
Roden, Jeff	Plant Supvr. Fiber Optic Outside Plant	25%
Scally, K	Manager, Claims Management	10%

Name	Position	% RA
Schonder,JL	Mgr. Engineering Services	50%
STARLING, C.	ASST. TRES.	50%
Stone, CA	Dir. Engineering	50%
Storm-Matthews, KN	AVP-Purchasing & Inventory Controls	30%
Sumpter, G.D.	Superintendent-Locomotives	100%
TILLET, K.	MNG, PAYROLL	30%
Torres-Santos, Madeleine	Marketing Analyst	25%

EXHIBIT B

RA Costs

Last name	First name	Position	% RA
Giles	John	Chief Executive Officer	80%
Houston	Kelly	Real Estate Manager	100%
Engelke	Elizabeth	Director Benefits	75%
Maldonado	Rita	HR Recruiter	75%
Devin	Robert	Director Risk Management	80%
Pollok	Randall	Manager Casualty Claims	90%
Berger	Ira	VP Financial Planning & Analysis	80%
Wright	Pamela	AP Specialist	100%
Dahlberg	Christopher	AP Specialist	100%
Braasch	Nicole	AP Specialist	100%
Rhymes	Carla	AP Specialist	100%
Stacey - G	Grover	AP Specialist	100%
Johnson	Melanie	AP Specialist	100%
Wilson	Holly	AP Specialist	100%
Kurtz	Matthew	Revenue Assistant	100%
Brantley	Tina	Revenue Assistant	100%
Burkholder	Patricia	Sr. AP Specialist	100%
McLaughlin	Andrea	Sr. AP Specialist	100%
Hensel	Kristina	Accountant - HQ	100%
Herndon	Monique	Accountant - HQ	100%
Land	Kara	Accountant - HQ	100%
McDonald	Rashida	Accountant - HQ	0%
Nelson	James	Accountant - HQ	100%
Moyer	Adam	Accountant - HQ	100%
Cavey	Christina	Accountant - HQ	100%
Turner	Coleen	Accountant - HQ	100%
Whiteman	Jennifer	Director Financial Reporting	90%
Growcock	Kimberly	Fixed Asset Accountant	100%
Fernandez	Aurelio	Manager Accounting	100%
Holmes	Keith	Manager Accounting	100%
Wurstner	Eric	Revenue Accountant	100%
Garlinghouse	Dane	Revenue Accountant	100%
Tomberlin	Christopher	Revenue Accountant	100%
Woolfenden	Scot	Revenue Manager	100%
Richards	Michael	Sr. Accountant - HQ	100%
Hitchcock	Donald	General Ledger Assistant	100%
Mishra	Sabyasachi	AVP Operations Finance	80%
Tynes	Harold	Vice President	80%
Murtagh	Richard	Director State & Local Taxation	95%
Dolingo	Susan	Director Tax	95%
Polansky	Kevin	Vice President Tax	95%

Last name	First name	Position	%RA
Knight	Heather	Payroll Specialist	80%
Giannini	Lynn	Sr. Payroll Specialist	80%
Barber	Marcie	Director Payroll	50%
Taylor	Jennifer	Manager Corporate Legal Affairs	75%
Williams	Scott	SVP & General Counsel	75%
Greenwald	Leean	Vice President - Litigation	60%
Fukala	Charlie	Chief Mechanical Officer - Northeast	80%
Novak	David	SVP & Chief Administrative Officer	80%
Rohal	David	SVP & Chief Operating Officer	80%
Lundberg	Paul	SVP Strategic Relations	85%
Arganbright	David	Assistant Vice President	90%
Franger	Sandra	VP Contracts Interline Agreements	100%
Putterman	Joshua	VP Operating Strategy	90%
Boyle	Peter	Director Industrial Development - East	100%
Patterson	Charles	SVP & Chief Commercial Officer	67%
Shefelbine	James	Vice President Marketing	80%
Claytor	John	VP Safety & Ops Practices	80%
Norris	Ricki	Director - Environmental Compliance	80%
Martin	Elbert	Director Signals & Communication	90%
Riehl	William	Director Structures	90%
Linn	Michael	VP Engineering	85%
McCloud	David	Manager Fleet	67%
Maness	Kathi	Director Human Resources	60%
Waynes Manning	Nina	Credit & Collections Administrator	90%
Tilley	James	Director Revenue Protection & Collections	90%
Pinson	William	Manager Purchasing	75%
Livingston	Richard	Manager Purchasing	80%
Pettigrew	Raymond	Vice President Purchasing	70%
Korpal	Staci	Manager Real Estate	100%
Hannan	Steven	Manager Real Estate	100%
Killingsworth	Donna	Real Estate Manager	100%
Salcedo	Larry	Director Marketing	95%
Turner - V	Vivenna	Accountant - Car Hire	10%
Carrera	Pedro	Director SAP	90%
Bruce	Jeremy	Manager	90%
McKay	Hugh	SAP ABAP Developer	100%
Hendren	Pristy	SAP Business Analyst	100%
Emmons	Michael	VP Information Technology	65%
Garvin	Mark	Chief Line Engineer	90%
Cheek	Kevin	Director Engineering Standards	95%

Last name	First name	Position	%RA
Stefanic	Carolyn	Director TLC, RPC & Systems	80%
Barrymore	James	Manager - Pricing	90%
Brown	Lucas	Dir - Finance	0%
Taylor - G	Gaydriel	HR	70%